Exhibit 99.4

                                    Part II

Item 7.  Management's Discussion and Analysis of Financial Condition and Results
-------  -----------------------------------------------------------------------
         of Operations.
         --------------

        The purpose of this section is to discuss and analyze the Company's consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this Report.

LIQUIDITY AND CAPITAL RESOURCES

Parent Company Liquidity

        Leucadia National Corporation (the "Parent") is a holding company whose assets principally consist of the stock of its direct subsidiaries, cash and cash equivalents and other non-controlling investments in debt and equity securities. The Parent continuously evaluates the retention and disposition of its existing operations and investments and investigates possible acquisitions of new businesses in order to maximize shareholder value. Accordingly, while the Parent does not have any material arrangement, commitment or understanding with respect thereto (except as disclosed in this Report), further acquisitions, divestitures, investments and changes in capital structure are possible. Its principal sources of funds are its available cash resources, liquid investments, bank borrowings, public and private capital market transactions, repayment of subsidiary advances, funds distributed from its subsidiaries as tax sharing payments, management and other fees, and borrowings and dividends from its regulated and non-regulated subsidiaries.

        As of December 31, 2003, the Company's readily available cash, cash equivalents and marketable securities, excluding amounts held by its regulated subsidiaries and non-regulated subsidiaries that are parties to agreements which restrict the payment of dividends, totaled $1,194,500,000. This amount is comprised of cash and short-term bonds and notes of the United States Government and its agencies of $675,400,000 (56.6%), the equity investment in WMIG of $172,500,000 (14.4%) (that can be sold privately or otherwise in compliance with the securities laws and have the benefit of a registration rights agreement), and other publicly traded debt and equity securities aggregating $346,600,000 (29%). The investment income realized from these investments is used to meet the Parent company's short-term recurring cash requirements, which are principally the payment of interest on its debt, tax payments and corporate overhead expenses.

        The Parent company's only long-term cash requirement is to make principal payments on its long-term debt ($514,000,000 outstanding as of December 31, 2003), of which $40,800,000 is due before 2013. Historically, the Parent has used its available liquidity to make acquisitions of new businesses, but the timing of any future acquisitions and the cost cannot be predicted. Should the Company require additional liquidity for an acquisition or any other purpose, the Company also has an unsecured bank credit facility of $110,000,000 that matures in 2006 and bears interest based on the Eurocurrency Rate or the prime rate. No amounts are currently outstanding under the bank credit facility. In addition, based on discussions with commercial and investment bankers, the Company believes that it has the ability to raise additional funds under acceptable conditions for use in its existing businesses or for appropriate investment opportunities. Standard & Poor's and Duff & Phelps Inc. have rated the Company's senior debt obligations as investment grade since 1993, while Moody's Investors Services, Inc. rates the Company's senior debt obligations below investment grade. Ratings issued by bond rating agencies are subject to change at any time.

        In December 2002, the Company completed a private placement of approximately $150,000,000 of equity securities, based on a common share price of $23.50, to mutual fund clients of Franklin Mutual Advisers, LLC, including the funds comprising the Franklin Mutual Series Funds. The private placement included 4,361,399 common shares and newly authorized Series A Non-Voting Convertible Preferred Stock that were mandatorily convertible into 2,021,580 common shares within 90 days of issuance. Such shares were converted into common shares in March 2003.

        During 2003, the Company sold $275,000,000 aggregate principal amount of its newly authorized 7% Senior Notes due 2013 in a series of private placement transactions at 99.612% of the principal amount. The net cash proceeds from the sale of the notes are being used for general corporate purposes. The Company has completed registered exchange offers pursuant to which each holder of privately placed senior notes exchanged those notes for a single issue of publicly registered notes issued under the same indenture.

        In June 2003, the Company sold 567,574 common shares of Olympus back to Olympus for total proceeds of $79,500,000. The shares were sold to Olympus as part of an issuer tender offer available to all of its shareholders. After completion of the tender, the Company's interest in Olympus declined from 25% to 16.1%.

        During 2003, the Company purchased two new corporate aircraft, and received an option to sell its existing corporate aircraft, for an after tax net cash investment of approximately $22,000,000. The aggregate purchase price for the new aircraft is $80,000,000, of which $63,000,000 had been paid as of December 31, 2003, $12,000,000 is due in March 2004 and the balance is due during the third quarter of 2004. Purchase of the new aircraft enabled the Company to reduce its then estimated 2003 federal income tax liability by approximately $16,800,000. The option to sell its existing corporate aircraft was exercised in January 2004 for $38,700,000, although the full amount of the sales proceeds will not be received until the Company delivers the aircraft to the buyer during the third quarter of 2004. The Company expects to recognize a gain of approximately $11,600,000 when the aircraft are sold.

           In September 2003, the Company acquired certain businesses primarily engaged in the provision of physical, occupational, speech and respiratory therapy services that are operated by subsidiaries of Symphony. The purchase price was approximately $36,700,000, including expenses, of which approximately $29,200,000 was provided by financing that is non-recourse to the Company but is fully collateralized by Symphony's assets. In addition, at acquisition, the lender provided an additional $5,000,000 of working capital financing to Symphony. As of December 31, 2003, Symphony was not in compliance with a financial covenant contained in its $50,000,000 credit facility but had obtained a waiver from the lender that suspends application of the covenant until March 31, 2004. The Company believes it is probable Symphony will be in compliance with the covenant at that time; however, if it isn't in compliance the lender would have the right to accelerate the loan ($34,200,000 outstanding at December 31, 2003). The Company has consolidated Symphony's financial condition and results of operations since acquisition.

       In September 2003, the Company acquired a 90% interest in 8 acres of unimproved land in Washington, D.C. for cash of $53,800,000. Immediately following the acquisition, mortgage financing of $15,000,000 was obtained, which is non-recourse to the Company, and which reduced the net cash investment in the property to $38,800,000. Subsequent to the purchase, the mortgage lender provided an additional $5,000,000 of such non-recourse financing, which further reduced the Company's net cash investment. The land is zoned for a minimum of 2,000,000 square feet of commercial office space, which the Company intends to develop in phases, once acceptable tenants or purchasers are identified.

       During 2002, the Company acquired 47.4% of the outstanding common stock of WilTel for aggregate cash consideration of $353,900,000, including expenses. In November 2003, the Company consummated an exchange offer and merger agreement pursuant to which all public WilTel stockholders received .6363 of a Leucadia common share for each share of WilTel common stock. Leucadia issued 16,734,690 of its common shares in exchange for all of the WilTel common stock that it didn't previously own. The merger agreement also provided that WilTel stockholders receive contingent sale rights which entitle WilTel stockholders to additional Leucadia common shares (up to an aggregate maximum of 16,500,000 additional Leucadia common shares) if the Company sells substantially all of WilTel's assets or outstanding shares of capital stock prior to October 15, 2004, or consummates such a sale at a later date if the sale agreement was entered into prior to August 21, 2004, and in either case the net proceeds exceed the valuation ascribed to WilTel's equity in the merger.

           The aggregate purchase price for the 2003 acquisition was approximately $425,300,000, consisting of $422,800,000 of Leucadia common shares and cash expenses of $2,500,000. The Company has consolidated the financial condition and results of operations of WilTel from November 6, 2003, and it no longer accounts for its earlier investment in WilTel under the equity method of accounting. As of December 31, 2003, the Company's consolidated balance sheet includes total WilTel liabilities of approximately $1,168,300,000, including long-term indebtedness of approximately $504,400,000, none of which has been guaranteed by the Company. For more information about the acquisition of WilTel, including the allocation of the purchase price to the assets and liabilities acquired, see Critical Accounting Estimates below, and Note 3 of Notes to Consolidated Financial Statements included in this Report.

        WilTel became a member of the Company's consolidated federal income tax return as of November 6, 2003. WilTel has significant NOLs, substantially all of which are only available to reduce the federal taxable income of WilTel and its subsidiaries, and has substantial other tax attributes and future deductions (primarily future depreciation deductions), some of which are also available to reduce the federal taxable income of the Company and its other subsidiaries. Although the amount of these future deductions that can be used to reduce the federal taxable income of other members of the Company's consolidated tax group is dependent upon the future taxable income of WilTel and its subsidiaries, the Company does not expect it will have material federal income tax liabilities for the foreseeable future. For more information about WilTel's NOLs and tax attributes, see Note 15 of Notes to Consolidated Financial Statements included in this Report.

        In December 2003, the Company purchased all of the debt obligations under the senior secured credit facility of ATX for $25,000,000, and also entered into an amendment to the facility pursuant to which the Company agreed to refrain from exercising certain of its rights under the facility, subject to certain conditions. In January 2004, ATX commenced a voluntary chapter 11 case in order to reorganize its financial affairs. Although the Company has entered into a conversion agreement pursuant to which the senior secured debt of ATX would be converted into 100% of the equity securities of a reorganized ATX, implementation of the conversion agreement is subject to bankruptcy court approval.

        As of March 5, 2004, the Company is authorized to repurchase 3,733,148 common shares. Such purchases may be made from time to time in the open market, through block trades or otherwise. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

        At December 31, 2003, a maximum of $13,300,000 was available to the Parent as dividends from its regulated subsidiaries without regulatory approval. Cash and investments aggregating $203,700,000 are held by non-regulated subsidiaries that are parties to agreements which restrict the payment of dividends. For more information concerning the long-term debt of the Company and its subsidiaries, see Note 11 of Notes to Consolidated Financial Statements. The Parent also receives tax sharing payments from subsidiaries included in its consolidated income tax return, including certain regulated subsidiaries. Payments from regulated subsidiaries for dividends and tax sharing payments totaled $3,800,000 for the year ended December 31, 2003.

Consolidated Liquidity

        In 2003, net cash was used for operating activities, principally due to corporate overhead expenses, reduced investment income, an increase in the investment in the trading portfolio and a $10,000,000 contribution to the Company's defined benefit pension plan. In 2002, net cash was provided by operating activities, principally as a result of a reduction to the Company's investment in the trading portfolio. In 2001, net cash was provided by operating activities, principally related to distributions received from investments in associated companies.

        As of December 31, 2003, WilTel had aggregate cash and investments of $185,800,000 (excluding investments pledged as collateral), available for use in its operating, investing and financing activities. Substantially all of WilTel's assets have been pledged to secure its outstanding long-term debt, principally to secure its obligations under its credit agreement ($375,000,000 outstanding as of December 31, 2003) and its outstanding mortgage debt ($119,100,000 outstanding at December 31, 2003).

          Under WilTel's credit agreement, (which is non-recourse to the Company) WilTel is required to make quarterly principal payments commencing in June 2005 until final maturity in September 2006, aggregating $155,600,000 in 2005 and $219,400,000 in 2006. The WilTel credit agreement contains covenants which require WilTel to meet certain operating targets, which it currently meets, and restrictions which limit WilTel's ability to incur additional indebtedness, spend funds on capital expenditures and make certain investments. The Company currently expects that WilTel will be able to meet the operating targets required by its credit agreement during 2004 and 2005; however, compliance with the operating targets thereafter is uncertain. The agreement also prohibits WilTel from paying dividends to the Company.

        WilTel's mortgage debt (which is non-recourse to the Company) is comprised of two notes, one of which requires annual principal payments of approximately $1,000,000 per year until final maturity in 2010 (an aggregate of $74,300,000). The other note, with a balance due of $44,800,000 as of December 31, 2003, does not require any principal or interest payments until December 2006, when all principal and accrued but unpaid interest is due (an aggregate of $74,400,000).

        While WilTel has no material contractual commitments for capital expenditures, it does plan to spend significant amounts each year, principally for network expansion, maintenance and product upgrades. In addition, WilTel may also incur additional capital expenditures upon the acquisition of new customers or when providing new products to existing customers. WilTel will use its available cash resources and operating profits to fund its capital expenditure needs.

        WilTel is a party to various legal actions and claims, and has reserved $38,400,000 for the satisfaction of all litigation. Certain of these actions relate to the rights of way licensed to WilTel in connection with the installation of its fiber-optic cable and seek damages from WilTel for failure to obtain all necessary landowner consents. Additional right of way claims may be asserted against WilTel. The Company does not believe that the ultimate resolution of all claims, legal actions and complaints will have a material adverse effect upon WilTel's results of operations, although unfavorable outcomes could significantly impact WilTel's liquidity.

        Based on the net cash flow currently generated by WilTel, the Company does not expect that WilTel will have sufficient liquidity to meet all of the principal amortization requirements on its debt during 2006. WilTel has had and continues to have discussions with potential lenders and investment bankers concerning a refinancing of its credit agreement in order to extend principal amortization payments beyond the current due dates. While these discussions are in the preliminary stages, the Company believes that it will be able to refinance a substantial portion of WilTel's credit agreement debt, although the precise amount that can be refinanced, the new maturity and the cost is uncertain.

        The Company's consolidated banking and lending operations had outstanding loans (net of unearned finance charges) of $205,500,000 and $373,600,000 at December 31, 2003 and 2002, respectively. At December 31, 2003, 47% were loans to individuals generally collateralized by automobiles; 47% were loans to consumers, substantially all of which were collateralized by real or personal property; 2% were loans to small businesses; and 4% were unsecured loans. The banking and lending segment is no longer making consumer loans; operating activities at this segment have been limited to maximizing the amount collected from its loan portfolio and liquidating the business in an orderly and cost efficient manner. The banking and lending segment continues to have discussions with potential purchasers of its loan portfolios, although it has not yet accepted any offers. These discussions are expected to continue. These loans were primarily funded by deposits generated by the Company's deposit-taking facilities and by brokers, which totaled $145,500,000 and $392,900,000 as of December 31, 2003 and 2002, respectively. The cash flows generated from the collections on its loan portfolios have been used to retire these deposits as they matured.

        In January 2004, AIB filed an application with the OCC, the primary regulator of AIB, to merge AIF into AIB. In March 2004, the OCC approved AIB's application for merger subject to AIB submitting a written plan to the OCC specifying the steps and timeframes AIB will use to ensure an orderly liquidation of its operations. The Company expects that the merger will be completed during the second quarter of 2004, and constitutes the next step in the liquidation of this segment. This condition is consistent with AIB's objectives, although AIB will not be able to surrender its national bank charter and fully liquidate its operations until such time as all deposit liabilities have been repaid or sold. AIB has been reducing its deposit liabilities during the past two years, and is currently offering early withdrawal incentives, and may eventually sell remaining deposits to another institution.

        Certain subsidiaries of the Company have NOLs and other tax attributes, the amount and availability of which are subject to certain qualifications, limitations and uncertainties. In order to reduce the possibility that certain changes in ownership could impose limitations on the use of the NOLs, the Company's certificate of incorporation contains provisions which generally restrict the ability of a person or entity from accumulating five percent or more of the common shares and the ability of persons or entities now owning five percent or more of the common shares from acquiring additional common shares. The restrictions will remain in effect until the earliest of (a) December 31, 2005, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) or (c) the beginning of a taxable year of the Company to which certain tax benefits may no longer be carried forward. The Company intends to seek shareholder approval to extend these restrictions.

        As shown below, at December 31, 2003, the Company's contractual cash obligations totaled $2,024,958,000. The Company's debt instruments require maintenance of minimum Tangible Net Worth, limit distributions to shareholders and limit Indebtedness and Funded Debt (as such terms are defined in the agreements). In addition, the debt instruments contain limitations on investments, liens, contingent obligations and certain other matters. The Company is in compliance with all of these restrictions, and the Company has the ability to incur additional indebtedness or make distributions to its shareholders and still remain in compliance with these restrictions. Certain of the debt instruments of subsidiaries of the Company also contain restrictions which require the maintenance of financial covenants, impose restrictions on the ability to pay dividends to the Company and/or provide collateral to the lender. For more information, see Note 11 of Notes to Consolidated Financial Statements.

                                                           Payments Due by Period (in thousands)
                                             ------------------------------------------------------------------------------------
                                                                Less than
Contractual Cash Obligations                    Total           1 Year            1-3 Years       4-5 Years        After 5 Years
----------------------------                    -----           ------            ---------       ---------        -------------
Customer Banking Deposits                    $     145,532       $  103,331      $   32,249        $    9,917       $       35
Long-Term Debt                                   1,178,834           23,956         528,390            38,016          588,472
Operating Leases, net of  Sublease
  Income                                           565,399           59,389         104,705            88,548          312,757
Asset Purchase Obligations                          37,589           23,450          14,139               -              -
Operations and Maintenance Obligations              80,931           14,095          30,666             7,666           28,504
Other Long-Term Contractual
  Obligations                                       16,673            2,969           2,904             2,400            8,400
                                             -------------       ----------    ------------        ----------       ----------

Total Contractual Cash Obligations           $   2,024,958       $  227,190      $  713,053        $  146,547       $  938,168
                                             =============       ==========      ==========        ==========       ==========


        Material contractual obligations that are not included in the table above are the Company's consolidated pension liability ($64,800,000) and deferred revenue obligations ($203,900,000). Deferred revenue obligations do not require the expenditure of material cash, and the timing of cash payments for the pension liability, if any, cannot be predicted.

OFF-BALANCE SHEET ARRANGEMENTS

        At December 31, 2003, the Company's off-balance sheet arrangements consist of guarantees aggregating $122,200,000. The Company's guarantee of 10% of Berkadia's financing incurred in connection with the Berkadia Loan represents $52,500,000 of that total, all of which expired as a result of the retirement of the Berkadia Loan in the first quarter of 2004.

        Pursuant to an agreement that was entered into before the Company sold CDS Holding Corporation ("CDS") to HomeFed in 2002, the Company agreed to provide project improvement bonds for the San Elijo Hills project. These bonds, which are primarily for the benefit of the City of San Marcos, California, are required prior to the commencement of any development at the project. CDS is responsible for paying all third party fees related to obtaining the bonds. Should the City or others draw on the bonds for any reason, CDS and one of its subsidiaries would be obligated to reimburse the Company for the amount drawn. At December 31, 2003, the amount of outstanding bonds was $31,700,000, $16,700,000 of which expires in 2004 and the remainder expires in 2005. The Company's remaining guarantees at December 31, 2003 are $38,000,000 of indemnifications given to lenders to certain real estate properties. The amounts borrowed under the financings are reflected as long-term debt in the Company's consolidated balance sheet.

CRITICAL ACCOUNTING ESTIMATES

        The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires the Company to make estimates and assumptions that affect the reported amounts in the financial statements and disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates all of these estimates and assumptions. The following areas have been identified as critical accounting estimates because they have the potential to have a material impact on the Company's financial statements, and because they are based on assumptions which are used in the accounting records to reflect, at a specific point in time, events whose ultimate outcome won't be known until a later date. Actual results could differ from these estimates.

        Loan Loss Reserves - The allowance for loan losses is established through a provision for loan losses charged to expense. As of December 31, 2003, the Company's allowance for loan losses was $24,200,000 or 11.8% of the related outstanding loan receivable balance of $205,500,000. The allowance for loan losses is an amount that the Company believes will be adequate to absorb probable losses inherent in its portfolio based on the Company's evaluations of the collectibility of loans as of the balance sheet date. Factors considered by the Company include prior loan loss experience, current economic trends, aging of the loan portfolio and collateral value. The amount recorded for the allowance for loan losses results from numerous judgments and assumptions that are made to estimate actual loan loss experience in the future.

        In September 2003, the Company outsourced substantially all of its consumer loan servicing and collection functions to a third party service provider, in order to reduce overhead costs and convert these activities into a variable cost that declines as the size of the portfolio declines. While expense savings were achieved, delinquency in each serviced portfolio increased during the first 90 days after the transfer to the service provider, and has not returned to normal levels. The Company believes the deteriorating delinquency results from the service provider not dedicating adequate resources to the collection efforts, and it has been the Company's experience that once accounts reach certain delinquency levels, a high percentage are eventually charged off. As a result, the banking and lending segment recorded an additional provision for loan losses of $4,000,000 in 2003. Although the Company believes that the additional reserve is sufficient given the current level of delinquency in the portfolio, any further deterioration in delinquency could result in the need to record additional reserves.

        Changes in the economy in the future could also impact the amount of reserves required, as during periods of economic weakness, delinquencies, defaults, repossessions, bankruptcies and losses generally increase. These periods are often also accompanied by decreased demand for and declining values of used automobiles securing outstanding loans, which weakens collateral coverage and increases the severity of loss in the event of default.

        Income Taxes - The Company records a valuation allowance to reduce its deferred taxes to the amount that is more likely than not to be realized. Historically, if the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment would increase income in such period. Similarly, if the Company were to determine that it would not be able to realize all or part of its net deferred taxes in the future, an adjustment would be charged to income in such period. The Company also records reserves for contingent tax liabilities related to potential exposure.

        Subsequent to the acquisition of all of the outstanding common stock of WilTel, WilTel became a member of the Company's consolidated tax return. As discussed above, WilTel has significant tax attributes, some of which are available to reduce the future taxable income of other members of the Company's consolidated federal income tax return. The Company established a valuation allowance that fully reserved for all of WilTel's net deferred tax assets, reduced by an amount equal to the Company's current and deferred federal income tax liabilities as of the date of acquisition (see allocation of the purchase price in Note 3 of Notes to Consolidated Financial Statements). Except as discussed in results of operations below, prior to recording any decrease to the valuation allowance for the deferred tax asset, the Company will need to demonstrate that on a pro forma combined basis with WilTel, it will have had positive cumulative pre-tax income over a period of years. At that time, any decrease to the valuation allowance will be based significantly upon the Company's assumptions and projections of its future income, which are inherently uncertain.

        Impairment of Long-Lived Assets - The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value.

        As of December 31, 2003, the carrying amount of the Company's investment in the mineral rights and mining properties of MK Gold was approximately $74,600,000. The recoverability of this asset is entirely dependent upon the success of MK Gold's mining project at the Las Cruces copper deposit in the Pyrite Belt of Spain. Mining will be subject to obtaining required permits, obtaining both debt and equity financing for the project, engineering and construction. The amount of financing that can be obtained for the project and its related cost will be significantly affected by the assessment of potential lenders of the current and expected future market price of copper. In addition, the actual price of copper, the operating cost of the mine and the capital cost to bring the mine into production will affect the recoverability of this asset. Based on the current status of the project and MK Gold's estimate of future financing costs and future cash flows, the Company believes the carrying amount of its investment is recoverable. However, if the Company is unable to obtain the permits required to begin construction of the mine and commence mining activities, it is likely that this investment will be impaired.

          As of December 31, 2003, the carrying amount of the Company's investment in its manufacturing facility located in Belgium was approximately $18,100,000. The Belgium facility, which became operational in the third quarter of 2001, has not yet achieved the level of revenues and profitability originally expected by the Company, primarily due to the segment's loss of a major multi-national customer and insufficient demand from other customers. During 2004, a new general manager was hired at the facility, and the Company expects that new management's development and implementation of marketing and sales initiatives should significantly improve profitability. Based on the current business plan, which includes a budget for 2004 and estimates of revenue growth thereafter, the Company believes that its investment in the Belgium facility is recoverable. However, the operation has remained in the start up phase for at least a year longer than anticipated, and if profitability improvement is not achieved, the carrying amount of the facility is likely to be impaired.

        Acquisition of WilTel - In order to determine the fair values of WilTel's acquired assets and liabilities, the Company utilized independent appraisals, principally for property and equipment and identifiable intangible assets, actuarial calculations for employee benefit obligations, market quotes, discounted cash flow techniques and comparable sales information to determine the fair values of assets and liabilities acquired. Significant judgments and estimates were also made to determine the fair values of certain liabilities, including liabilities for unfavorable contracts and deferred revenue, many of which required the Company to make assumptions about the future. The Company has not completed all of the analyses and studies to finalize its allocation of the purchase price for the 2003 purchase. The Company expects to complete its allocation of the purchase price by the end of the third quarter of 2004, and any changes from its initial allocation could affect the values assigned to property and equipment, intangible assets and trade payables, expense accruals and other liabilities. However, the Company does not expect that the impact of these changes will be material.

        The Company engaged independent appraisers to assist in its determination of the fair value of WilTel's property and equipment and identifiable intangible assets and in its allocation of the fair value to the various asset classes. The methods used to determine the fair values included estimating WilTel's business enterprise value, utilizing both discounted cash flow and market comparable based approaches. Property and equipment assets also included an analysis of depreciated replacement cost and market prices. The Company and its appraisers considered several factors to determine the fair value of property and equipment, including local market conditions, recent fiber transactions in the market, the size, age, condition, utility and character of the property, the estimated cost to acquire comparable property (if comparable property was available), the estimated cost to acquire new property, an estimate of depreciation from use and obsolescence, the remaining expected useful life of the assets and estimates of future network capacity utilization. The aggregate replacement cost of new property and equipment was estimated to be approximately $5,600,000,000. This estimate was comprised of network construction costs of approximately $2,900,000,000 (including rights of way, conduit and fiber) and equipment that is part of the network of approximately $1,400,000,000. The remainder of the estimate was comprised of buildings and other equipment, which are not necessarily industry specific. At the date of acquisition, the amount reflected in the consolidated balance sheet for property and equipment was $1,240,300,000.

        Intangible assets that were identified by the Company to be analyzed for separate recognition in the allocation of the purchase price consisted of the Vyvx tradename, specific contracts with specific customers and contractual and non-contractual customer relationships. The Vyvx tradename is well recognized, and Vyvx has a long operating history and is the market leader in its industry. The Company and its appraisers employed a royalty savings approach to estimate the value of the Vyvx tradename. In this approach, a hypothetical royalty rate, based on market licensing agreements, is used to estimate the long-term economic benefits of the tradename under the assumption that it was not owned. As of the date of acquisition, the amount reflected in the consolidated balance sheet for the Vyvx tradename was $8,400,000. To determine the fair value of customer relationships, a discounted cash flow method was used, adjusted for contributory asset charges related to the use of tangible assets, working capital, the tradename and the workforce. The cash flows were adjusted by an attrition factor to recognize that customer relationships are a wasting asset. At the date of acquisition, the amount reflected in the consolidated balance sheet for customer relationships was $30,400,000, which primarily relates to Vyvx customers.

        Since the aggregate fair values of the net assets acquired exceeded the purchase price, under GAAP the Company is required to apply the excess to reduce the initial fair values of certain non-current assets on a pro rata basis. WilTel's only significant non-current assets were property and equipment and identifiable intangible assets, and WilTel's property and equipment represented over 90% of the non-current assets on a fair value basis. The amount of the excess over the purchase price was significant, and substantially all of the excess was applied to reduce the fair value of WilTel's property and equipment and identified intangible assets. Therefore, the Company does not believe that any reasonable changes in its assumptions and estimates used to determine the fair values of WilTel's assets would have had a material effect on its allocation of the purchase price. However, if in the future WilTel's operating cash flows prove to be much less than projected, the Company could find that either its property and equipment or identifiable intangible assets are impaired, which would result in a charge to earnings at that time.

        To determine the fair value of deferred revenue, the Company had to assess transactions having limited activity in the current telecommunications market environment. The Company considered market indicators related to pricing, pricing for comparable transactions, as well as the legal obligation of the Company to provide future services. The Company also assumed it would continue to perform its contractual obligations through the term of its contracts. Revenue will be recognized on these contracts as services are performed, typically on a straight-line basis over the remaining length of the contract. In the future, if the Company settles these obligations or they are otherwise terminated prior to completion of the performance obligation, the Company would likely recognize a gain equal to the carrying amount of the obligation. At the date of acquisition, the amount reflected in the consolidated balance sheet for deferred revenue was $201,900,000.

      The Company evaluated the fair value of long-term commitments that are either above or below the current market rates for similar transactions, and the fair value of telecommunications capacity commitments that are not required based on WilTel's current operating plans. These commitments primarily consist of real estate leases and international capacity contracts. In order to determine the fair values of these agreements, the Company made significant assumptions concerning future market prices, future capacity utilization, the ability to enter into subleasing arrangements and that the commitments will not be terminated prior to their expiration dates. As a result, at the date of acquisition the consolidated balance sheet reflects an accrual for unfavorable long-term commitments of $64,400,000, determined on a present value basis. This accrued liability will be amortized on a straight-line basis over the life of the commitments. Results of operations in the future would be impacted by any subsequent adjustment to this liability, which could result from negotiating a termination or reduction of its contractual obligation with contract counter-parties or sublease activity that is different from the Company's original assumptions.

           Telecommunications Revenue Recognition - Capacity, transmission, video services and other telecommunications services revenues are recognized monthly as the services are provided or revenues are earned. If at the time services are rendered, collection is not reasonably assured either due to credit risk, the potential for billing disputes or other reasons, revenue is not recognized until such contingencies are resolved.

           WilTel estimates the amount of services which should not be recognized as revenue at the time the service is rendered based on its collection experience for each type of service. Certain of WilTel's customers represent such a high credit risk due to their difficult financial position that revenue is not recognized until cash is received. In addition, WilTel knows from past experience that a certain percentage of its billings will be disputed and uses that experience to estimate the amount of expected disputes and defers recognition of revenue at the time the service is provided. Revenues that have not been recognized at the time service is provided are subsequently recognized as revenue when the amounts are collected.

           Contingencies - The Company accrues for contingent losses when the contingent loss is probable and the amount of loss can be reasonably estimated. As of December 31, 2003, the Company's consolidated balance sheet includes litigation reserves of $38,400,000, all of which relate to WilTel litigation. Estimating the ultimate outcome of litigation matters is inherently uncertain, in particular because the ultimate outcome will rest on events and decisions of others that may not be within the power of the Company to control. The Company does not believe that any of these matters will have a material adverse effect on its consolidated financial position, consolidated results of operations or liquidity. However, if the amounts ultimately paid at the resolution of a litigation matter are significantly different than the Company's recorded reserve amount, the difference could be material to the Company's consolidated results of operations and, with respect to WilTel, settlement amounts are likely to be material to its liquidity.


RESULTS OF OPERATIONS

Telecommunications

           The following table reconciles WilTel's segment profit from operations to pre-tax income (loss) for the period from the January 1, 2003 through November 5, 2003, and for the period from November 6, 2003 (when WilTel became a consolidated subsidiary) through December 31, 2003. Prior to the merger the Company did not consolidate WilTel, and for the period from January 1, 2003 through November 5, 2003 the Company accounted for its 47.4% share of WilTel's losses under the equity method of accounting. Since WilTel is only included in the Company's consolidated results of operations for less than a two month period during 2003, and since WilTel's revenues and expenses for a full year will be very significant to the Company's consolidated statements of operations, the period prior to consolidation is shown below for information purposes only. However, the amounts for the pre-consolidation period are not included in the Company's consolidated results of operations, and the two periods combined would not equal any amounts reflected in the Company's consolidated financial statements. The Company has filed audited financial statements of WilTel for the period before the acquisition as financial statement schedules to this Report.

                                                   January 1, 2003                                     November 6, 2003
                                             through November 5, 2003                               through December 31, 2003
                                  ------------------------------------------          ---------------------------------------

                                     Network            Vyvx          Total WilTel        Network           Vyvx       Total WilTel
                                     -------            ----          ------------        -------           ----       ------------
                                                                             (In thousands)

Operating revenues (1)               $1,005,200     $  106,200          $1,111,400      $  211,300        $   20,600    $  231,900
                                     ===========    ===========         ===========     ===========       ===========   ===========

Segment profit from
   operations                        $   45,500     $   16,200          $   61,700      $   13,300        $    4,100    $   17,400
Depreciation and
   amortization expense                (196,200)       (12,300)           (208,500)        (37,200)           (2,000)      (39,200)
Interest expense, net of
   investment income (2)                (30,000)          (700)            (30,700)         (4,000)             (100)       (4,100)
Other non-operating
   income (expense), net (2) (3)         63,000          5,800              68,800           1,800               500         2,300
                                     -----------    -----------         -----------     -----------       -----------   -----------

Pre-tax income (loss)                $ (117,700)    $    9,000          $ (108,700)     $  (26,100)       $    2,500    $  (23,600)
                                     ===========    ===========         ===========     ===========       ===========   ===========


(1) Excludes intersegment revenues from amounts billed by Network to Vyvx of $21,900,000 and $4,300,000 for the periods from January 1, 2003 through November 5, 2003 and November 6, 2003 through December 31, 2003, respectively.

(2) These items have been allocated to each segment based upon a formula that considers each segment's revenues, property and equipment and headcount.

(3) For the period from January 1, 2003 through November 5, 2003, includes $65,900,000 of settlement gains related to the termination of various agreements that released WilTel from previously accrued obligations, recoveries of previously written off receivables and a gain on the sale of a subsidiary, each of which result from transactions which management does not consider to be part of the current year's operating performance.

        For WilTel's segments, segment profit from operations is the primary performance measure of segment operating results and profitability. WilTel defines segment profit from operations as income before income taxes, interest expense, investment income, depreciation and amortization expense and other non-operating income and expense.

        Since the time that WilTel first filed for bankruptcy protection in April 2002, WilTel has been successful in reducing and controlling both its capital expenditures and operating costs. WilTel has reduced its headcount from approximately 3,100 in April 2002 to 1,967 as of December 31, 2003. In addition to lower personnel costs, WilTel has reduced its expenses for leased capacity, and has successfully reduced selling, general and other expenses. For the period from November 6, 2003 through December 31, 2003, consolidated amounts for WilTel include salaries expense of $19,300,000 and selling, general and other expenses of $27,600,000. During 2003, each of WilTel's segments reported positive segment profits for the first time over a full year period. While it continues to make efforts to control its costs, WilTel is seeking to acquire new customers to increase the profitability of both segments.

        Network's revenues include services provided to SBC of $141,700,000 for the 2003 period after consolidation by the Company and $551,200,000 for the 2003 period prior to consolidation. Throughout 2003, services provided to SBC grew, principally related to voice products. The growth in voice revenue resulted from, in part, SBC's continued growth in long distance services in California and SBC's launch of long distance services in other states. Network cost of sales reflects the increase in revenues, primarily due to traffic related access and egress costs. Network's salaries and selling, general and other expenses during the period WilTel was consolidated by the Company reflect reduced costs as a result of WilTel's restructuring efforts during the later part of 2002 and throughout 2003.

        For the period from November 6, 2003 through December 31, 2003, Vyvx revenues and profitability reflect the holiday season, when new movie releases tend to increase volume in the advertising distribution business. Cost of sales reflects the level of revenues, while salaries and selling, general and other expenses include the benefit of cost reduction efforts implemented earlier in the year.


Healthcare Services

        Prior to its acquisition by the Company, the businesses operated by Symphony were owned by a company undergoing reorganization proceedings under chapter 11 of the Bankruptcy Code, which made it difficult for Symphony to attract new customers. Since its acquisition in September 2003, Symphony has been focused on profitably growing its business and, because of the nature of its business, attracting and hiring skilled professionals to provide its services. During the period the Company has owned Symphony, it entered into approximately 170 new customer contracts, while substantially retaining existing profitable customers. Symphony also intends to look for strategic acquisitions to increase its customer base and pool of professional service providers; however, no assurance can be given that it will be successful in those efforts.

        For the four month period from acquisition through December 31, 2003, the pre-tax loss of the healthcare services segment was $2,300,000. During this period, healthcare services revenues were $71,000,000 and cost of sales, which primarily consist of salaries and employee benefits, were $61,300,000. Legislative caps on Part B Medicare therapy, which negatively impacted Symphony's revenues in 2003, have been removed for 2004 and 2005, and the fee schedule for such services has also been increased by 1.5%. The increase in the number of new facilities resulted in greater travel and training costs, and increased costs from the employment of independent contractors to temporarily fill open employee positions.

Banking and Lending

        As stated previously, the current activities of the banking and lending segment are limited to maximizing the amount collected from its loan portfolio while liquidating the business in an orderly and cost efficient manner. As a result, revenues and expenses for this segment included in the Company's consolidated statements of operations are reflective of the continuing decrease in the size of the loan portfolio. Pre-tax income (loss) for the banking and lending segment was $8,400,000, $1,900,000 and ($6,100,000) for the years ended December 31, 2003, 2002 and 2001, respectively.

        Finance revenues, which reflect both the level and mix of consumer instalment loans, decreased in each of the last two years as compared to the prior period, as average loans outstanding were $283,000,000, $440,800,000 and $545,000,000 during 2003, 2002 and 2001, respectively. Although finance revenues decreased in 2003 as compared to 2002, pre-tax results increased primarily due to a $9,300,000 reduction in interest expense, due to reduced customer banking deposits and lower interest rates thereon, a decline in the provision for loan losses of $19,600,000, less interest paid on interest rate swaps and lower salaries expense and operating costs resulting from the segment's restructuring efforts.

        Although finance revenues decreased in 2002 as compared to 2001 for the reasons described above, pre-tax results increased primarily due to a $13,700,000 reduction in interest expense, due to reduced customer banking deposits and lower interest rates thereon, a net change of $10,000,000 in the accounting for the market values of interest rate swaps (discussed below), a decline in the provision for loan losses of $7,100,000, and lower salaries expense and operating costs resulting from the segment's restructuring efforts. Although interest expense decreased in total, other expense does reflect higher interest paid on interest rate swaps of $4,100,000.

        For both 2003 and 2002, the reduction in the provision for bad debts results from the decrease in the size of the consumer loan portfolios, although the reserve balance at the end of the year as a percent of gross loans has been increasing. In addition, the Company increased its allowance during the third quarter of 2003 by $4,000,000 as a result of an increase in delinquency, which shortly followed the outsourcing of loan collection activities.

        Pre-tax results for the banking and lending segment include income (expense) of $3,100,000, $3,500,000 and ($6,500,000) for the years ended
December 31, 2003, 2002 and 2001, respectively, resulting from mark-to-market changes on its interest rate swaps. The Company used interest rate swaps to manage the impact of interest rate changes on its customer banking deposits; all of the segment's interest rate swaps matured in 2003. Although the Company believes that these derivative financial instruments served as economic hedges, they did not meet certain effectiveness criteria under SFAS 133 and, therefore, were not accounted for as hedges.

Manufacturing

        Pre-tax income for the manufacturing segment was $4,400,000, $3,100,000 and $7,800,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Although revenues increased by 5% in 2003, revenues declined in each of 2002 and 2001 as compared to the prior year. Revenues in all periods reflect the loss of certain customers to competitors on the basis of price, as well as lower prices charged by the division for certain product lines. The plastics division is attempting to develop new products, applications and markets to replace its lost business and utilize its excess capacity. In addition, the Company has been focusing on reducing operating and overhead costs, improving service levels and reducing lead times.

        The increase in manufacturing revenues in 2003 primarily resulted from increases in the construction and consumer products markets of $6,200,000, although revenues in the carpet padding and agricultural markets declined. However, gross profit declined, as the increase in the price of resin, the primary raw material used in the manufacture of the segment's products, more than offset the revenue increase. Pre-tax results improved due to lower salaries and selling, general and other expenses principally as a result of workforce reductions and other cost reduction programs, cash received from government grants and a gain from the sale of a line of business. In addition, the impairment charge recorded in 2002 that is discussed below reduced pre-tax results in that year.

        Manufacturing revenues for the plastics division declined approximately 5% in 2002 as compared to 2001 primarily due to reductions in the consumer products market of $3,800,000, although revenues in the construction market increased by $1,200,000. The reductions in the consumer products market resulted from the loss of a customer for the Asian market and for its consumer dust wipe products, and reduced demand for one of the Company's healthcare products. Gross profit was largely unchanged for 2002 as compared to 2001, reflecting cost reduction initiatives that reduced labor costs, improved material utilization and reduced non-resin raw material costs.

        For the year ended December 31, 2002, the division recorded an impairment charge of approximately $1,250,000 to write down the book value of certain production lines that the division does not expect will be utilized over the next several years. These lines were initially purchased to provide additional capacity to produce a specific product for a specific customer; however, the customer discontinued the product in 2001 and the Company no longer believes that the cost of these lines are currently recoverable from other business. When the division's customer discontinued the product and terminated its contract in 2001, it was required to pay the division a termination payment of $3,500,000, which was recognized as other income in 2001. The division did not record an impairment charge in 2001 since its expected production volume for these lines was anticipated to result in future cash flows that did not support an impairment charge at that time.

Domestic Real Estate

        Pre-tax income for the domestic real estate segment was $18,100,000, $16,300,000 and $29,400,000 for the years ended December 31, 2003, 2002 and
2001, respectively. Pre-tax results for the domestic real estate segment are largely dependent upon the performance of the segment's operating properties, the current status of the Company's real estate development projects and non-recurring gains or losses recognized when real estate assets are sold. As a result, the results of operations for this segment in the aggregate for any particular year are not predictable and do not follow any consistent pattern.

        Revenues and pre-tax results from domestic real estate increased in 2003 as compared to 2002, primarily as a result of improved operating performance at the Company's Hawaiian hotel. Gains recognized from sales of real estate during 2003 declined by $8,300,000, principally due to the gains on sale of real estate of CDS prior to its sale in 2002, which is more fully discussed below. During 2003, the Company also recognized $11,100,000 of deferred gains from sales of real estate in prior years.

        Revenues from domestic real estate declined in 2002 as compared to 2001 as a result of lower gains from property sales of $16,400,000, and less rent income of $6,900,000 largely due to the sale of one of the Company's shopping centers in 2001 and two shopping centers during 2002. Revenues increased in 2002 from the Company's Hawaiian hotel, which the Company began operating in the third quarter of 2001. The decline in pre-tax income also reflects greater operating costs, principally related to the Hawaiian hotel and a $1,300,000 write-down of a mortgage receivable.

        During the fourth quarter of 2002, the Company sold one of its real estate subsidiaries, CDS, to HomeFed for a purchase price of $25,000,000, consisting of $1,000,000 in cash and 2,474,226 shares of HomeFed's common stock, which represented approximately 30% of the outstanding HomeFed stock. CDS's principal asset is the master-planned community located in San Diego County, California known as San Elijo Hills, for which HomeFed has served as the development manager since 1998. As of December 31, 2003, the balance of the deferred gain on the sale of CDS was approximately $7,900,000, which is being amortized into income as the San Elijo Hills project is developed and sold. Prior to the sale to HomeFed, the Company recognized pre-tax gains of $7,800,000 from sales of residential sites at San Elijo Hills during 2002.

Corporate and Other Operations

        Investment and other income declined in 2003 as compared to 2002, principally as a result of a non-recurring gain of $14,300,000 recognized in 2002 from the sale of the Company's thoroughbred racetrack business. Corporate investment income also declined principally as a result of lower interest rates in 2003 and foreign exchange gains recorded in 2002. Available corporate cash is generally invested on a short-term basis until such time as investment opportunities require an expenditure of funds. During 2003, income related to accounting for the market values of Corporate's derivative financial instruments increased by $5,600,000, and the Company also recorded income related to a refund of foreign taxes not based on income and related interest aggregating $5,300,000. In addition, revenues from the Company's gas operations increased in 2003 principally due to increased production and prices.

        Investment and other income declined in 2002 as compared to 2001 principally due to a reduction of $17,200,000 in investment income resulting from a decline in interest rates and a lower amount of invested assets, a decline of $9,200,000 in revenues from the Company's gas operations principally due to lower production and prices, and the gain recognized in 2001 of $6,300,000 from the sale of the Company's investment in two inactive insurance companies. Investment and other income in 2002 also includes the gain from the sale of certain thoroughbred racetrack businesses referred to above.

        Net securities gains (losses) for 2003 and 2002 include provisions of $6,500,000 and $37,100,000, respectively, to write down the Company's investments in certain available for sale securities and an investment in a non-public security in 2003 and an equity investment in a non-public fund in 2002. The write down of the securities resulted from a decline in market value determined to be other than temporary.

        The increase in interest expense during 2003 as compared to 2002 principally results from the issuance of $275,000,000 aggregate principal amount of 7% Senior Notes due 2013, and dividends accrued on its trust issued preferred securities, which commencing July 1, 2003 are classified as interest expense (shown as minority interest in prior periods) as a result of the implementation of Statement of Financial Accounting Standards No. 150, as discussed below.

        The Company established a valuation allowance that fully reserved for all of WilTel's net deferred tax assets, reduced by an amount equal to the Company's current and deferred federal income tax liabilities as of the date of acquisition. The Company needed to establish the valuation allowance because, on a pro forma combined basis, the Company is not able to demonstrate that it is more likely than not that it will be able to realize that asset. Subsequent to the acquisition of WilTel, any benefit realized from WilTel's deferred tax asset will reduce the valuation allowance for the deferred tax asset; however, that reduction is first applied to reduce the carrying amount of the acquired non-current intangible assets of WilTel rather than reduce the income tax provision of any component of total comprehensive income.

         As a result, the statement of operations includes a net income tax provision for the period subsequent to the acquisition of WilTel of $7,900,000 (allocated to various components of income) even though no federal income tax for that period is due. As previously described, recording this tax provision resulted in a reduction of the valuation allowance which was applied to reduce the carrying amount of the acquired non-current intangible assets. Any future realization of WilTel's deferred tax assets will continue to result in a reduction to the non-current intangible assets until they are reduced to zero. Income tax expense for 2003 also includes the Company's actual income tax expense for the period prior to the acquisition of WilTel, and a benefit for the favorable resolution of certain federal and state income tax contingencies for which the Company had previously established reserves of $24,400,000.

        Once the non-current intangible assets are reduced to zero, the Company does not expect it will reflect a net federal income tax expense or benefit for total comprehensive income in the aggregate until such time as the Company is able to reduce its valuation allowance and recognize a net deferred tax asset. Each component of other comprehensive income may reflect either a federal income tax provision or benefit in future periods, depending upon the relative amounts of each component; however, in the aggregate for all components the Company does not expect to report any net federal income tax expense or benefit for the foreseeable future.

         Income taxes for 2002 reflect the reversal of tax reserves aggregating $120,000,000, as a result of the favorable resolution of certain federal income tax contingencies. Income taxes for 2001 reflect a benefit of $36,200,000 for the favorable resolution of federal and state income tax contingencies.

Associated Companies

         Equity in income (losses) of associated companies includes the following for the years ended December 31, 2003, 2002 and 2001(in thousands):


                                                    2003                2002                2001
                                                    ----                ----                ----

Berkadia                                       $    79,200            $    65,600       $    (70,400)
WilTel                                             (52,100)               (13,400)                 -
Olympus                                             40,400                 24,100                  -
EagleRock                                           49,900                 (4,500)                 -
HomeFed                                             16,200                    400                  -
JPOF II                                             14,800                 15,200             27,100
Other                                               (1,400)                 4,000             18,700
                                               ------------           ------------      -------------
     Pre-tax                                       147,000                 91,400            (24,600)
Income tax benefit (expense)                       (70,100)               (36,700)             8,600
                                               ------------           ------------      -------------
Equity in income (losses), net of taxes        $    76,900            $    54,700       $    (16,000)
                                               ============           ============      =============


        The increase in income from Berkadia results from greater than expected loan payments during each of 2003 and 2002, causing an increase in the amortization of the discount on the Berkadia loan, and the recognition in 2001 of the Company's share of FINOVA's losses under the equity method of accounting. The book value of the Company's equity investment in Berkadia was negative $500,000 at December 31, 2003. This negative carrying amount was amortized into income in early 2004 when the Berkadia Loan was fully repaid. Subsequent to the repayment of the Berkadia loan, the Company's income from this investment is expected to be limited to its share of the annual management fee received from FINOVA while it remains in effect, which is $4,000,000. Including amounts received in 2004 when the Berkadia loan was repaid, the Company has received total net cash proceeds of $88,200,000 from this investment since 2001, including the commitment and financing fees, management fees and interest payments related to its share of the Berkadia loan.

        The Company's investment in Olympus was made in December 2001, when Olympus commenced its operations as a newly formed Bermuda reinsurance company primarily engaged in the property excess, marine and aviation reinsurance business. The Company's share of its earnings has increased in 2003, reflecting the growth in Olympus's premium revenues during its second year of operation. As discussed above, subsequent to an issuer tender offer for its shares in June 2003, the Company's interest in Olympus has declined from 25% to 16.1%.

        The equity in income (losses) of EagleRock results from both realized and unrealized gains (losses) in its portfolio, and no cash has been distributed by the partnership since its inception in December 2001. As more fully described above, the Company acquired its investment in HomeFed in the fourth quarter of 2002. During 2003 HomeFed reported increased earnings from sales of real estate principally at the San Elijo Hills project.

        Prior to the acquisition of the balance of WilTel's outstanding common stock in November 2003, the Company has recorded its share of WilTel's results of operations under the equity method of accounting. Such amount includes the Company's share of WilTel's income from the recognition of non-operating settlement gains related to the termination of various agreements that released WilTel from previously accrued obligations, recoveries of previously written off receivables and a gain on the sale of a subsidiary. The Company's share of these gains was approximately $31,200,000. Subsequent to the merger in November 2003, WilTel became a consolidated subsidiary of the Company and the equity method of accounting was no longer applied. The Company did not record a deferred tax benefit for its share of WilTel's losses while applying the equity method as its ability to use the capital loss to reduce the tax due on capital gains in the future is uncertain.

Discontinued Operations

        Wireless Messaging

        In December 2002, the Company entered into an agreement to purchase certain debt and equity securities of WebLink Wireless, Inc. ("WebLink"), for an aggregate purchase price of $19,000,000. WebLink operated in the wireless messaging industry, providing wireless data services and traditional paging services. Pursuant to the agreement, the Company acquired outstanding secured notes of WebLink with a principal amount of $36,500,000 (representing 94% of the total outstanding debt). In April 2003, upon receipt of approval from the FCC, the Company acquired approximately 80% of the outstanding common stock of WebLink and commenced consolidating WebLink in its financial statements.

        In the fourth quarter of 2003, WebLink sold substantially all of its operating assets to Metrocall, Inc. for 500,000 shares of common stock of Metrocall, Inc's parent, Metrocall Holdings, Inc. ("Metrocall"), an immediately exercisable warrant to purchase 25,000 shares of common stock of Metrocall at $40 per share, and a warrant to purchase up to 100,000 additional shares of Metrocall common stock at $40 per share, subject to certain vesting criteria. The Metrocall securities have the benefit of a registration rights agreement. Based upon the market price of the Metrocall stock received and the fair value of the warrants received as of the date of sale, the Company reported a pre-tax gain of $11,500,000 on this transaction. WebLink's investment in the shares of Metrocall common stock is classified as non-current investments at December 31, 2003 (aggregate fair value and book value of $36,900,000). During 2003, the Company recorded $3,400,000 of income from discontinued operations relating to WebLink.

        Foreign Real Estate

        In 2002, the Company sold its interest in Fidei to an unrelated third party for total proceeds of 70,400,000 Euros ($66,200,000), which resulted in an after tax gain on the sale reflected in results of operations of $4,500,000 (net of income tax expense of $2,400,000) for the year ended December 31, 2002, and an increase to shareholders' equity of $12,100,000 as of December 31, 2002. The Euro denominated sale proceeds were not converted into U.S. dollars immediately upon receipt. The Company entered into a participating currency derivative, which expired later in 2002. Upon expiration, net of the premium paid to purchase the contract, the Company received $67,900,000 in exchange for 70,000,000 Euros and recognized a foreign exchange gain of $2,000,000, which is included in investment and other income for the year ended December 31, 2002.

        Property and Casualty Insurance

        In December 2001, upon approval by the Company's Board of Directors to commence an orderly liquidation of the Empire Group, the Company classified as discontinued operations the property and casualty insurance operations of the Empire Group. The Empire Group had historically engaged in commercial and personal lines of property and casualty insurance, principally in the New York metropolitan area. The Empire Group only accepts new business that it is obligated to accept by contract or New York insurance law; it does not engage in any other business activities except for its claims runoff operations. The voluntary liquidation is expected to be substantially complete by 2005. In December 2001, the Company wrote down its investment in the Empire Group to its estimated net realizable value based on expected operating results and cash flows during the liquidation period, which indicated that the Company is unlikely to realize any value once the liquidation is complete. Accordingly, the Company recorded a $31,100,000 after-tax charge (net of taxes of $16,800,000) as a loss on disposal of discontinued operations to fully write-off its investment. The Company has no obligation to contribute additional capital to the Empire Group.


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
Recently Issued Accounting Standards

        In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"), which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. As a result of the implementation of SFAS 150, the Company began classifying its $98,200,000 of trust issued preferred securities as liabilities beginning July 1, 2003, and classifies dividends accrued for these securities as interest expense. SFAS 150 does not permit restatement of prior period amounts to reflect the new classification.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), which addresses consolidation of variable interest entities, which are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. In October 2003, the FASB deferred to the fourth quarter of 2003 from the third quarter the implementation date of FIN 46 with respect to variable interest entities in which a variable interest was acquired before February 1, 2003. In December 2003, the FASB issued a revision ("FIN 46R") to FIN 46 to clarify certain provisions and exempt certain entities from its requirements. In addition, FIN 46R deferred to the first quarter of 2004 application of its provisions to certain entities in which a variable interest was acquired prior to February 1, 2003. The Company does not believe that the implementation of FIN 46 will have a material effect on its consolidated results of operations or financial condition. However, FIN 46R may impact how the Company accounts for new investments in the future or how the Company accounts for changes in contractual relationships among parties with an interest in the Company's existing investments.

        In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003) "Employers' Disclosures about Pensions and other Postretirement Benefits" ("SFAS 132R"), which is effective for financial statements with fiscal years ending after December 15, 2003. The Company has adopted SFAS 132R, which requires additional disclosures for pension and postretirement benefit plans.

Cautionary Statement for Forward-Looking Information


        Statements included in this Report may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.


        Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this Report, the words "estimates", "expects", "anticipates", "believes", "plans", "intends" and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.


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
        The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings, including:


          A WORSENING OF GENERAL ECONOMIC AND MARKET CONDITIONS OR INCREASES IN PREVAILING INTEREST RATE LEVELS, which may result in reduced sales of our products and services, lower valuations for our associated companies and investments or a negative impact on the credit quality of our assets;


          CHANGES IN FOREIGN AND DOMESTIC LAWS, REGULATIONS AND TAXES, which may result in higher costs and lower revenue for our businesses, including as a result of unfavorable political and diplomatic developments, currency fluctuations, changes in governmental policies, expropriation, nationalization, confiscation of assets and changes in legislation relating to non-U.S. ownership;


          INCREASED COMPETITION AND CHANGES IN PRICING ENVIRONMENTS, which may result in decreasing revenues and/or margins, increased raw materials costs for our plastics business, loss of market share or significant price erosion;


          CONTINUED INSTABILITY AND UNCERTAINTY IN THE TELECOMMUNICATIONS INDUSTRY, associated with increased competition, aggressive pricing and overcapacity;


          DEPENDENCE ON KEY PERSONNEL, the loss of which would severely affect our ability to develop and implement our business strategy;


          INABILITY TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL, which would make it difficult to conduct the businesses of certain of our subsidiaries, including WilTel and Symphony;


          ADVERSE LEGAL AND REGULATORY DEVELOPMENTS THAT MAY AFFECT PARTICULAR BUSINESSES, such as regulatory developments in the telecommunications and healthcare industries, or in the environmental area, which could affect the Company's real estate development activities and telecommunications business, as well as the Company's other operations;


          WEATHER RELATED CONDITIONS AND SIGNIFICANT NATURAL DISASTERS, INCLUDING HURRICANES, TORNADOES, WINDSTORMS, EARTHQUAKES AND HAILSTORMS, which may impact our wineries, real estate holdings and reinsurance operations;


          THE INABILITY TO REINSURE CERTAIN RISKS ECONOMICALLY, which could result in the Company having to self-insure business risks;


          CHANGES IN U.S. REAL ESTATE MARKETS, including the residential market in Southern California and the commercial market in Washington D.C., which are sensitive to mortgage interest rate levels, and the vacation market in Hawaii;


          ADVERSE ECONOMIC, POLITICAL OR ENVIRONMENTAL DEVELOPMENTS IN SPAIN, which could delay or preclude the issuance of permits necessary to develop the Company's copper mineral rights or which could result in increased costs of bringing the project to completion and increased costs in financing the development of the project;


          DECREASES IN WORLD WIDE COPPER PRICES, which could adversely affect the commercial viability of the Company's mineral rights in Spain;

          WILTEL'S DEPENDENCE ON A SMALL NUMBER OF SUPPLIERS AND HIGH-VOLUME CUSTOMERS (INCLUDING SBC), the loss of any of which could adversely affect WilTel's ability to generate operating profits and positive cash flows;


          CHANGES IN TELECOMMUNICATIONS LAWS AND REGULATIONS, which could adversely affect WilTel and its customers through, for example, higher costs, increased competition and a loss of revenue;


          WILTEL'S ABILITY TO ADAPT TO TECHNOLOGICAL DEVELOPMENTS OR CONTINUED OR INCREASED PRICING COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY, which could adversely affect WilTel's ability to generate operating profits and positive cash flows;


          WILTEL'S INABILITY TO GENERATE OPERATING PROFITS AND POSITIVE CASH FLOWS, which could result in a default under WilTel's credit agreement, pursuant to which substantially all of its assets are pledged;


          CURRENT AND FUTURE LEGAL AND ADMINISTRATIVE CLAIMS AND PROCEEDINGS AGAINST WILTEL, which may result in increased costs and diversion of management's attention;


          WILTEL'S ABILITY TO ACQUIRE OR MAINTAIN RIGHTS OF WAY NECESSARY FOR THE OPERATION OF ITS NETWORK, which could require WilTel to find alternate routes or increase WilTel's costs to provide services to its customers;


          CHANGES IN ECONOMIC CONDITIONS INCLUDING THOSE AFFECTING REAL ESTATE AND OTHER COLLATERAL VALUES, the continued financial stability of the Company's borrowers and their ability to make loan principal and interest payments;


          REGIONAL OR GENERAL INCREASES IN THE COST OF LIVING, particularly in the regions in which the Company has operations or sells its products or services, which may result in lower sales of such products and service; and


          RISKS ASSOCIATED WITH FUTURE ACQUISITIONS AND INVESTMENTS, including changes in the composition of the Company's assets and liabilities through such acquisitions, diversion of management's attention from normal daily operations of the business and insufficient revenues to offset increased expenses associated with acquisitions.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but is not intended to be exhaustive. Therefore, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Undue reliance should not be placed on these forward-looking statements. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this Report or to reflect the occurrence of unanticipated events.




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